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                                                                    EXHIBIT 12.1

                       CROWN CASTLE INTERNATIONAL CORP.
            COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
       EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                            (DOLLARS IN THOUSANDS)

                                                          NINE MONTHS
                                                       ENDED SEPTEMBER 30,
                                                      --------------------
                                                      2000           2001
                                                      ----           ----
Computation of Earnings:
  Income (loss) before income taxes, minority
   interests and extraordinary item                 $(142,286)      $(252,446)
  Add:
    Fixed charges (as computed below)                 188,387         241,946
                                                    ---------       ---------
                                                    $  46,101       $ (10,500)
                                                    =========       =========

Computation of Fixed Charges and Combined Fixed
 Charges and Preferred Stock Dividends:
  Interest expense                                  $ 114,182       $ 150,836
  Amortization of deferred financing
   costs and discounts on long-term debt               59,805          68,085
  Interest component of operating lease
   expense                                             14,400          23,025
                                                    ---------       ---------
    Fixed charges                                     188,387         241,946
  Preferred stock dividends                            39,571          58,770
                                                    ---------       ---------
    Combined fixed charges and preferred
     stock dividends                                $ 227,958       $ 300,716
                                                    =========       =========
Ratio of Earnings to Fixed Charges                         --              --
                                                    =========       =========
Deficiency of Earnings to Cover Fixed Charges       $ 142,286       $ 252,446
                                                    =========       =========
Ratio of Earnings to Combined Fixed
 Charges and Preferred Stock Dividends                     --              --
                                                    =========       =========
Deficiency of Earnings to Cover Combined
 Fixed Charges and Preferred Stock Dividends        $ 181,857       $ 311,216
                                                    =========       =========